                                                                                            Exhibit10.1

Capital Lease Funding, Inc.
Summary of Compensation to
Independent Directors

2005

Annual cash retainer	$25,000
Committee chair additional retainer	$5,000(1)
Stock award	1,000 shares(2)
Board attendance fee	$1,000 per meeting(3)
Committee attendance fee	$500 per meeting(4)

(1)	Except for our audit committee chair, who receives $7,500.

(2)	Award will vest in three equal annual installments beginning on the first anniversary of the grant date.

(3)	$500 fee if attended by teleconference.

(4)	Committee attendance fees are not paid for meetings held on the same day as a Board meeting.